Exhibit 99.1
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Press Release                                           Contact:   Neil M.Miller
                                                                   310-664-4100


                          NATIONAL GOLF PROPERTIES AND
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                   AMERICAN GOLF CORPORATION AGREE TO MERGE
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            Santa Monica, California (February 13, 2002) - National Golf
Properties, Inc. (NYSE: TEE) announced today that it executed a letter of intent to enter into a business combination with its primary tenant, American Golf Corporation and certain of American Golf's affiliates, including, among others, Golf Enterprises, Inc. and European Golf, LLC. Upon the completion of the proposed transaction, the combined company would be the largest publicly traded company in the world specializing in the ownership and operation of golf courses and related facilities with a combined portfolio of more than 300 public, private and resort golf properties in the United States, United Kingdom, Japan and Australia.

            According to David G. Price, National Golf's Chairman and a majority shareholder of American Golf and certain of its affiliates, "This powerful combination allows National Golf and American Golf the opportunity to maximize the multiple strengths of all the combined companies on an international basis with the goal of creating and growing the finest and most successful golf company in the world."

            "After a review of our alternatives, the Independent Committee of National Golf determined that the proposed transaction offers the best method for maximizing value for National Golf stakeholders," stated Charles S. Paul, Chairman of the Independent Committee and Interim CEO of National Golf. "We are fortunate to be in a position to combine these companies and enhance our competitive position while achieving significant operating synergies. Our combined strength should enable us to capitalize on the consolidation opportunities presented in an industry that has suffered from overbuilding and generally poor economic conditions. As part of the proposed

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Press Release
February 13, 2002
Page 2 of 3

transaction, we will promptly pursue a significant new equity investment in the combined company. This process will be managed by the Independent Committee. The Independent Committee has engaged Lazard Freres & Co. as its investment banker and Wachtell, Lipton, Rosen & Katz as special counsel in connection with the proposed transaction."

            While the definitive terms and structure of the proposed transaction have not been finalized, National Golf anticipates that, in the proposed business combination, current equity holders of American Golf and certain of their affiliates will receive shares in a class of non-dividend yielding preferred stock. During the period between execution of definitive agreements and consummation of the proposed transaction, the conduct of business of American Golf will be subject to customary restrictions, including, cash containment and limitations on material transactions as well as affiliate transactions. Further, National Golf agreed to defer current rental obligations of American Golf through March 14, 2002.

            The proposed transaction, which is subject to completion of due diligence and negotiation of definitive documentation, will contain customary conditions to closing for transactions of this type and be conditioned on receipt of an equity investment on the part of a third party investor to be identified on terms to be negotiated. It is currently expected that the proposed transaction will close during the second quarter of 2002. The letter of intent is non-binding, however, and National Golf can offer no assurance regarding whether or when a definitive agreement will be reached, and if such an agreement is reached, whether or when the proposed transaction will be consummated. National Golf does not intend to comment on negotiations concerning this transaction unless and until a definitive agreement is reached or negotiations are discontinued.


This news release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by our use of the words "believes," "expects," "plans," "estimates," "anticipates," "intends," "assumes," "projects," "could," "will," "may," "aims," and other words of similar expression, that predict or indicate future events or

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Press Release
February 13, 2002
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trends or that do not report historical matters. There are a number of important factors that could cause actual results and the timing of certain events to differ materially from those indicated by such forward-looking statements. You should read the risk factors that are discussed in the Company's reports and documents previously filed with the SEC. You should be aware that the risk factors contained in those reports and documents may not be exhaustive. Therefore, we recommend that you read the information in those reports and documents together with other reports and documents that we file in the future with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.

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